Exhibit 99.1
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ABINGTON BANCORP, INC. [LOGO}


                                NEWS RELEASE
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                            FOR IMMEDIATE RELEASE


For:  Abington Bancorp, Inc.      Contact:  James P. McDonough
      97 Libbey Parkway                     President & Chief Executive Officer
      Weymouth Woods Corporate Offices      (781) 682-6901
      P.O. Box 890237
      Weymouth, MA 02189-0237
      www.AbingtonSavings.com

          ABINGTON BANCORP TO RESTATE 2001 FINANCIAL RESULTS DUE TO
                             ACCOUNTING ISSUES;
                  UPDATES PREVIOUSLY REPORTED 2002 IMPACT;
                 2002 FORM 10-K TO BE FILED BY MAY 15, 2003

      -- Announces Addition of James Hunt as Chief Financial Officer--

Abington, MA, April 9, 2003 -- Abington Bancorp. (NASDAQ:ABBK), a one-bank holding company for Abington Savings Bank ("the Bank), announced today that, based on preliminary findings of an internal accounting review undertaken in connection with the previously announced accounting issues affecting 2002 results, it will be necessary to restate its financial statements for 2001. In addition, the Bank updated its initial findings of the impact of these accounting issues, having now determined that the negative impact on 2002 financial results will be less than originally estimated, or approximately $0.45 per share on a diluted basis versus a maximum of $0.58 per share on a diluted basis as previously disclosed.

In the process of finalizing its 2002 financial statements (which, as previously announced, are being revised due to errors that included accounting for accelerated prepayments on mortgage-backed securities (MBS) and the distribution of certain payments received on portions of the Bank's MBS investment portfolio), it was determined that other accounting errors also affected 2001 results. On a preliminary basis, Abington Bancorp estimates that the impact on 2001 earnings per share will be no more than $0.25 on a diluted basis. The Company's previously announced diluted earnings per share, which will be reduced by these adjustments, were $2.07 and $0.95, respectively, for the years ended December 31, 2002 and December 31, 2001.

The Company's independent auditor, PricewaterhouseCoopers, which replaced Arthur Andersen LLP in mid-2002, is undertaking a comprehensive re-audit of 2001. As a result, 2002 financial


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statements cannot be certified until these re-audits can be completed.
Thus, the Bank will not meet the extended April 15, 2003 deadline to file its Form 10-K for the period ended December 31, 2002, as previously anticipated; however, it expects to file audited results for both 2001 and 2002, as well as the unaudited results for the first quarter of 2003, by May 15, 2003.

Abington Bancorp intends to hold a conference call with the investment community after the filings are completed to discuss these matters as well as its results of the first quarter of 2003. Details for the call will be announced beforehand. In addition, the Bank said it will conduct its annual shareholder meeting later in 2003 as a result of the delayed filing of financial results. Abington Bancorp will notify shareholders of the meeting date once it is established.

Names James K. Hunt, Chief Financial Officer
The Bank also announced today that James K. Hunt, a highly regarded banking industry veteran, will join Abington Bancorp as chief financial officer effective April 15, 2003. He replaces Robert M. Lallo, who will remain with the Bank through a transition period to aid in completing the outstanding audits.

"I am confident that Jim will provide us with the depth of experience needed to continue to build upon our strong core community banking operations," said James P. McDonough, president and chief executive officer of Abington Bancorp. "We are very grateful for Bob's service, and delighted that we could attract a chief financial officer of Jim's caliber."

Mr. Hunt brings a distinguished banking career of more than 35 years to his new position. Most recently he was interim chief financial officer for Eastern Bank. Prior to that, he was chief financial officer and treasurer of People's Savings Bank of Brockton and he held several senior financial positions at Boston-based UST Corp., including executive vice president, chief financial officer and treasurer.

Executive Terminates 10b5-1 Plan
Separately, Mr. McDonough announced that he had terminated the 10b5-1 plan to sell 25,000 shares of Abington common stock that he established on February 28, 2003. Under the plan, Mr. McDonough sold approximately 7,000 shares of stock.

Mr. McDonough added, "While there is no legal requirement to terminate such a plan, I feel strongly that it is the appropriate course of action. My decision is a demonstration of my confidence in the fundamental strength of Abington Bancorp going forward and its ability to create value for shareholders long-term."

About Abington Bancorp.
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Abington Savings Bank is a Massachusetts-chartered savings bank with offices in Abington, Boston (Dorchester), Brockton, Canton, Cohasset, Halifax, Hanover, Hanson, Holbrook, Hull, Kingston, Milton, Pembroke, Quincy, Randolph, Whitman and Weymouth. Its deposits are insured by the Federal Deposit Insurance Corporation and Depositors Insurance Fund.

                                    # # #

Certain statements herein constitute "forward-looking statements," within the meaning of the Private Securities Litigation Reform Act of 1995, that involve a number of risks and uncertainties that could cause actual results to differ materially from those indicated, including changing regional and national economic conditions, changes


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in the real estate market, changes in levels of market interest rates, credit risks on lending activities, and competitive and regulatory factors. All forward-looking statements are necessarily speculative and undue reliance should not be placed on any such statements, which are accurate only as of the date made. The Company disclaims any duty to update such forward-looking statements.


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